Exhibit (d)(vi)

AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT, reflecting the amendments that have been effective on and from 21st day of August, 2003 is made as of the 22th day of July, 2005, by and between SCUDDER INVESTORS PORTFOLIO TRUST (formally DEUTSCHE INVESTORS PORTFOLIO TRUST, the ‘Trust’), DEUSTCHE ASSET MANAGEMENT, INC. (the ‘Investment Advisor’), and DEUTSCHE ASSET MANAGEMENT (JAPAN) LIMITED, a company organized under the laws of Japan (hereinafter called the ‘Sub-Advisor’), to the Sub-Advisory Agreement dated September 5, 2002 by and between the Investment Advisor and the Sub-Advisor (the ‘Sub-Advisory Agreement’).

WHEREAS, the parties hereto desire to confirm the agreed amendments to the compensation under the Sub-Advisory Agreement as set forth herein.

NOW, THEREFORE, it is confirmed that:

1.	Paragraph 7 of the Sub-Advisory Agreement was amended by deleting it in its entirety and replacing it with the following paragraph:

7.

Compensation. For the services provided and the expenses borne pursuant to this Agreement, the Investment Advisor will pay to the Sub-Advisor, each quarter and as full compensation therefore, 50 per cent of the total (net) investment advisory fees received by the Investment Advisor from the Funds. The investment advisory fees are calculated daily and payable monthly in arrears to the Investment Advisor.

2.	Schedule A of the Sub-Advisory Agreement was amended by deleting it in its entirety and replacing it with Schedule A as attached to this Amendment.

3.	Save as amended above, the Sub-Advisory Agreement shall remain in full force and effect.

This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate by their respective officers on the day first above written.

Scudder Investors Portfolio Trust (“Trust”)	Deutsche Asset Management, Inc.
(“Investment Advisor”)

Signature:		Signature:
By:	/s/ John Millette	By:	/s/ A. Thomas Smith
Title:	Vice President & Secretary	Title:	Secretary & Chief Legal Officer

Deutsche Asset Management (Japan) Limited (“Sub-Advisor”)

Signature:

By:	/s/Gary M. Lane
Title:	CAO
Name:	Gary M. Lane
Date:	November 8, 2005

By:	/s/ Tsukasa Sekizaki
Title:	President
Name:	Tsukasa Sekizaki
Date:	November 22, 2005